SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A


                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    American Skandia Life Assurance Corporation Separate Account F

Address of Principal Business Office:  One Corporate Drive,
                                       Shelton, Connecticut 06484

Telephone Number: (203) 926-1888

Name and address of
agent for service of process:    Scott K. Richardson, Esquire
                                 American Skandia Life Assurance Corporation
                                 One Corporate Drive, P.O. Box 883
                                 Shelton, Connecticut 06484-0883

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES[ X] NO[ ]

Pursuant to the requirements of the Investment Company Act of 1940, the Depositor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Shelton, State of Connecticut, on the 17th day of October, 1997.

                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                               SEPARATE ACCOUNT F
                                  (Registrant)

                              By: AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     (Depositor)


                              By: /s/Amanda C. Sutyak
                                     Amanda C. Sutyak, Executive Vice President
                                     and Deputy Chief Operating Officer


Attest: /s/Kathleen A. Chapman
           Kathleen A. Chapman,
           Assistant Corporate Secretary